UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	January 19, 2017 (January 18, 2017)

Bank of the Ozarks, Inc.

(Exact name of registrant as specified in its charter)

Arkansas

(State or other jurisdiction of incorporation)

0-22759	71-0556208
(Commission File Number)	(IRS Employer Identification No.)

17901 Chenal Parkway Little Rock, Arkansas	72223
(Address of principal executive offices)	(Zip Code)

(501) 978-2265

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

( )	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( )	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( )	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

( )	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2017, the Personnel and Compensation Committee (“Compensation Committee”) of the Board of Directors of Bank of the Ozarks, Inc. (“Company”) approved the Bank of the Ozarks, Inc. 2017 Stock-Based Performance Award Plan (“2017 Stock Incentive Plan”) and the Bank of the Ozarks, Inc. 2017 Cash-Based Performance Plan (“2017 Cash Incentive Plan” and collectively with the 2017 Stock Incentive Plan, the “2017 Plans”). The 2017 Plans were adopted pursuant to the Company’s Amended and Restated Restricted Stock and Incentive Plan. The Compensation Committee believes that subjecting a portion of the executive officer’s cash and equity compensation to achievement of pre-established performance targets, as provided under the 2017 Plans, will ensure the continued alignment of executive compensation, Company performance and strategic goal attainment.

The Company performance metrics (each a “Performance Metric”) and relative weighting for each metric under the 2017 Plans are set forth below.  Awards under the 2017 Plans will be calculated based on the Company’s consolidated financial results for the period beginning on January 1, 2017 and ending on December 31, 2017 (the “Performance Period”).  Pursuant to the terms of the 2017 Plans, the Compensation Committee must approve the various performance levels that must be attained with respect to each Performance Metric before payout.

2017 Performance Metrics

2017 Cash Incentive Plan Metrics	Weight	2017 Stock Incentive Plan Metrics	Weight
Diluted Earnings Per Share ("EPS")	20%	Diluted EPS	25%
Efficiency Ratio	20%	Return on Average Tangible Common Equity	25%
Net Charge-Off Ratio	20%	Growth in Non-Purchased Loans and Leases	20%
Net Interest Margin-(fully taxable equivalent)	20%	OZRK Total Shareholder Return to NASDAQ Index	20%
Return on Average Assets	20%	Regulatory Compliance	10%

The Compensation Committee determines incentive opportunities payable to each participant based on the level of performance attained for the particular Performance Metric over the Performance Period.  Payouts under each Performance Metric will depend on the level of performance achieved with respect to the particular Performance Metric.  If the Company’s performance is below the threshold performance level set for the particular Performance Metric, the payout related to that metric is zero. Company performance that is at or above the maximum performance level set for the particular Performance Metric may result in payment up to the maximum amount of the incentive opportunity for that particular Performance Metric.

Following the Performance Period, the Compensation Committee shall determine whether and to what extent each Performance Metric has been met and the amounts, if any, payable to each participant for the Performance Period. The Compensation Committee shall determine the actual amount of the award to each participant, and in doing so, may exercise discretion to decrease, but not increase, any amounts payable under the 2017 Plans as the Compensation Committee deems appropriate. Awards paid to participants under the 2017 Stock Incentive Plan will be settled solely in shares of restricted stock to be granted after the Performance Period and that will vest 100% three years after the grant date. Awards paid to participants under the 2017 Cash Incentive Plan will be settled solely in cash. All awards received by any executive officer pursuant to the 2017 Plans may be subject to recovery by the Company under the Company’s Executive Compensation Clawback Policy.

The awards granted under the 2017 Plans are intended to be “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

The foregoing summary is qualified in its entirety by reference to the 2017 Stock Incentive Plan and the 2017 Cash Incentive Plan, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)  Exhibits.The following exhibits are being filed with this current report on Form 8-K.

Exhibit 10.1*	Bank of the Ozarks, Inc. 2017 Stock-Based Performance Award Plan
Exhibit 10.2*	Bank of the Ozarks, Inc. 2017 Cash-Based Performance Plan

* Management contract or a compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF THE OZARKS, INC.

Date: January 19, 2017	By:	/s/ Greg L. McKinney
	Name:	Greg L. McKinney
	Title:	Chief Financial Officer and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit No.	Document Description
10.1*	Bank of the Ozarks, Inc. 2017 Stock-Based Performance Award Plan
10.2*	Bank of the Ozarks, Inc. 2017 Cash-Based Performance Plan

* Management contract or a compensatory plan or arrangement.